Exhibit 10.13 ***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2. PLATFORM LICENSE AGREEMENT This Platform License Agreement (“Agreement ”) is entered into effective March 23, 2015, 2015 (“Effective Date ”) by OMT, Inc. (“OMT ”), having its principal place of business at 2747 Ross Road, Suite A, Palo Alto, CA 94303, and WuXi AppTec Biopharmaceuticals Co., Ltd. (“Licensee ”), having its principal place of business at 108 Meiliang Rd., Mashan, Wuxi, P.R. China. In consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows: 1. Definitions . 1.1 “Affiliate” means, with respect to a party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof. 1.2 “Animals ” means OmniRat, OmniMouse, and OmniFlic organisms that have been delivered to Licensee by or on behalf of OMT hereunder, and any progeny of such delivered organisms generated by or on behalf of Licensee or any Outlicensee. 1.3 “Antibody(ies) ” means a molecule or a gene encoding a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains, or any existing or future fragments, variants, fusion proteins, modifications or derivatives of such molecule or gene, generated by or on behalf of Licensee in connection with the Animals, which the parties agree include the Existing Antibodies. Notwithstanding anything to the contrary, use of the term “Antibodies” hereunder does not include Animal Improvements. 1.4 “Approved Affiliate ” means an Affiliate of Licensee that is listed on Exhibit B, only for such period as such entity is an Affiliate of Licensee. 1.5 “Approved Subcontractor ” has the meaning given to it in Section 3.3. 1.6 “China ” means mainland China, Hong Kong, Macau, and Taiwan. 1.7 “China Plus Territory ” means Korea, India, and Russia. 1.8 “China Outlicensee ” means a third party that is located in China who executes a China Outlicensing Agreement in accordance with Section 4.3(a), who is authorized to develop and market an Antibody in China, and, upon execution and delivery of a China Plus Addendum, in the applicable China Plus Territory. US-DOCS\ 102768708.1 102810577.2

1.9 “Existing Antibodies ” means antibodies against targets of PD-1, PD-L1, and PCSK9 which have been generated under the Development and Commercialization Agreement by and beteen the parties dated August 20, 2012. 1.10 “Net Sales ” means the gross amounts invoiced by or for Outlicensees and their licensees (each, a “Selling Party ”) for the disposition of a unit of Product to a third party end user (the “Gross Sales Price ”), after deduction (if not already deducted in the amount invoiced) of the following expenses paid by the Selling Party for such Product that are each actually incurred and itemized on such invoice by the Selling Party: (i) freight, shipping, transportation and insurance costs; (ii) discounts, in reasonable amounts that are customary in the trade, that are actually given to buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, pharmacy benefit managers, and other similar wholesalers and distributors, for quantity purchases and prompt payment; (iii) tax, including sales, use, turnover, excise, import and other taxes, customs or duties borne by the Selling Party imposed by a governmental agency on such disposition, and (iv) credits or allowances actually given or made with respect to a Product by reason of rejection, defects, recalls, returns, rebates, or uncollectable amounts ((i)-(iv) together, “Permitted Deductions ”). A Selling Party shall not dispose of any Product for any consideration other than monetary consideration and on bona fide arm’s length terms, without the prior written agreement of OMT and Licensee (that describes in reasonable detail the basis for calculation of Net Sales based on such a transaction). 1.11 “New Antibodies ” means Antibodies that are not Existing Antibodies. 1.12 “OmniFlic ” means a rat that has been genetically modified by OMT to have inactivated endogenous immunoglobin loci and transgenic immunoglobin loci with a rearranged light chain locus. For clarity, OmniFlic is an organism distinct from OmniRat. 1.13 “OmniMouse ” means a mouse that has been genetically modified by OMT to have inactivated endogenous immunoglobulin loci and transgenic immunoglobulin loci. 1.14 “OmniRat ” means a rat that has been genetically modified by OMT to have inactivated endogenous immunoglobulin loci and transgenic immunoglobulin loci. 1.15 “Person ” means any person or entity. 1.16 “Product ” means a pharmaceutical product developed through the use (directly or indirectly) of Antibodies. Notwithstanding anything to the contrary, use of the term “Product” hereunder does not include Animal Improvements. 1.17 “Outlicensing Agreements ” means China Outlicensing Agreements and Ex-China Outlicensing Agreements. 1.18 “Outlicensee ” means China Outlicensees and Ex-China Outlicensees. 1.19 “Royalty Term ” means, on a Product-by-Product and country-by-country basis, the period beginning on the First Commercial Sale of a Product in such country and ending 2 US-DOCS\ 102768708.1 102810577.2 upon the expiration of the last patent that is subject to Section 4.2 covering the manufacture, use, sale, offer for sale or import of such Product in such country. 1.20 “Territory ” means, with respect to Licensee, China, and with respect to OMT, anywhere outside of China. 2. Termination & Replacement . The previous agreements between the parties, i.e. the Development and Commercialization Agreement by and between the parties dated August 20, 2012, and the Strategic Commercial Partner Agreement by and between the parties dated February 22, 2013, are hereby terminated and replaced by the terms and conditions of this Agreement. 3. Delivery and Maintenance of Animals . 3.1 Delivery of Animals . OMT shall use commercially reasonable efforts to deliver to Licensee or authorize OMT’s authorized animal breeder (“Breeder ”), currently Charles River Laboratories, Inc. (“Charles River ”) to deliver to Licensee Animals in accordance with Licensee’s written purchase order(s) therefor (each an “Order ”) designating the number and shipment terms for such Animals. If OMT authorizes a Breeder to deliver Animals to Licensee, such Orders shall be issued pursuant to an agreement between Licensee and the applicable Breeder (a “Delivery Agreement ”). All Delivery Agreements (and any amendments thereto) are subject to OMT’s prior written approval, such approval not to be unreasonably withheld (and OMT reserves the right to approve any Orders issued pursuant thereto); no Delivery Agreement may contain terms regarding the use, housing, and maintenance of Animals that conflict with the terms herein (including without limitation any restrictions on housing facilities). All Orders to be fulfilled by OMT are subject to OMT’s prior written approval, such approval not to be unreasonably withheld, and such Orders shall be subject to Licensee’s acceptance of Breeder’s standard terms, conditions, disclaimers and limitations and acknowledgement that OMT shall not be liable for any Animals delivered to Licensee by the applicable Breeder (provided the foregoing shall not excuse OMT from any of its obligations set forth in this Agreement). Licensee shall not obtain Animals from any source other than OMT or OMT’s then-authorized Breeder. Licensee may not request, and neither OMT nor a Breeder will fulfill, Orders for delivery directly to Approved Subcontractors or Approved Affiliates. For clarity, any Animal received hereunder is licensed, not sold. If Animals are received pursuant to a Delivery Agreement, Licensee shall pay to the applicable Breeder the amount(s) specified from time to time by such Breeder pursuant to the terms of such Delivery Agreement; if Animals are received pursuant to an Order fulfilled by OMT, Licensee shall pay to OMT the amount specified from time to time for each such Animal, payable within thirty (30) days of Licensee’s receipt of an invoice therefor. OMT will use commercially reasonable efforts to ensure that Licensee is provided enough Animals to support its licensing rights under Section 4 of this Agreement. 3.2 Maintenance; Annual Report . Licensee shall (and shall cause Approved Affiliates and Approved Subcontractors to) maintain the Animals in a secure environment and comply with all OMT guidelines regarding the housing and maintenance of Animals, the current version of which are set forth in Exhibit A. Licensee shall not (and shall not allow any Approved Affiliate or any Approved Subcontractor to) house or maintain the Animals in any facility that 3 US-DOCS\ 102768708.1 102810577.2 has not been expressly approved in writing in advance by OMT. Without limiting the foregoing, Licensee shall permit OMT, upon five (5) business days’ notice, during normal business hours, to access Licensee’s facilities for the purpose of examining and verifying Licensee’s compliance with the provisions of this Agreement with respect to the use and maintenance of the Animals; Licensee shall require Approved Affiliates and its and their respective Approved Subcontractors to afford OMT the same rights granted by Licensee in the previous sentence. Additionally, within thirty (30) days after each anniversary of the Effective Date, Licensee shall deliver to OMT a written report, in a form reasonably acceptable to OMT, detailing the progress of Licensee’s (and its Approved Affiliates and its and their respective Approved Subcontractors’ and, with respect to Antibodies only, its China Oulicensees’) research and development activities related to the Animals and Antibodies, during the previous twelve (12) month period. Such report shall, at a minimum: (i) describe the manner in which Licensee (and its Approved Affiliates and its and their respective Approved Subcontractors) are keeping and maintaining the Animals, including without limitation identification of each facility in which the Animals are kept and the number of Animals and then in existence and (ii) identify any Antibodies generated by or on behalf of Licensee during such period, and the amino or nucleic acid sequences of the same (all of the foregoing, an “Annual Report ”). 3.3 Subcontracting; Approved Affiliates . Licensee may use Approved Affiliates in the housing and maintenance of the Animals and the generation of Antibodies (the “Outsourced Services”), or Licensee or such Approved Affiliates may use subcontractors in the Outsourced Services, provided each subcontractor is expressly approved in advance in writing by OMT, including approval of the scope of such subcontractor’s work (each, an “Approved Subcontractor ”), and provided further that Licensee (a) is responsible and liable for all actions and omissions of Approved Subcontractors and Approved Affiliates as if each were Licensee hereunder and (b) Licensee binds each Approved Subcontractor and Approved Affiliate in writing to terms no less protective of OMT or the Animals (including without limitation any intellectual property right of OMT and any restrictions on housing, use, and maintenance of Animals) than those set forth herein (an “Approved Subcontractor Agreement ” or “Approved Affiliate Agreement ,” as applicable). Licensee shall not permit any (1) Approved Subcontractor to take any action in connection with the Animals that is outside the scope of work approved by OMT under this Agreement or (2) Approved Affiliate from taking any action in connection with the Animals that is outside the scope of the Outsourced Services. OMT agrees that each subcontractor listed in Exhibit B is an Approved Subcontractor of Licensee, but only for the work specified in Exhibit B for such subcontractor, and provided such subcontractor only uses and houses and maintains the Animals at the facility(ies) listed in Exhibit B for such subcontractor. OMT may prohibit any Approved Subcontractor from doing further work for Licensee (even if such Approved Subcontractor is then-currently performing work for Licensee) upon written notice to Licensee, if, in OMT’s reasonable belief, such Approved Subcontractor is in breach of (or is incapable of complying with) any of the restrictions set forth herein. 4. Intellectual Property Rights . 4.1 Ownership of and License to Animals . (a) Subject to compliance with all of the terms and conditions and during the term of this Agreement, OMT hereby grants to Licensee a non-exclusive, 4 US-DOCS\ 102768708.1 102810577.2 non-transferable (except pursuant to Section 11.2), non-sublicensable license to use the Animals, solely at the facilities that are listed in Exhibit B, and then only for the purpose of researching, developing, and making Antibodies. Licensee shall not (and shall not permit others to) reverse engineer, improve, enhance, or modify the Animals, subject them to testing procedures or protocols that may reveal information regarding genetic traits or other attributes related to the development of the Animals, permit third parties access to the Animals (except for Approved Affiliates and its and their respective Approved Subcontractors during the Term, pursuant to Section 3.3), or breed the Animals or attempt to reverse the sterility of the Animals in any manner. 4.2 Ownership of Antibodies and Products; Patenting . (a) OMT and Licensee jointly own the Antibodies and any Products (including Products developed by a China Outlicensee or Ex-China Outlicensee) and all intellectual property rights therein, including any patent rights (collectively, “Joint Rights ”), and each hereby makes (and will cause each of their respective Oulicensees to make, and, with respect to Licensee, will cause Approved Affiliates and its and their Approved Subcontractors to make) all assignments necessary to achieve the foregoing. Subject to compliance with all terms and conditions of this Agreement, OMT and Licensee hereby grant the other a non-exclusive, irrevocable, perpetual, worldwide, royalty-free, non-transferable (except in accordance with Section 11.2) right and license in and to the Joint Rights, in each case to the extent necessary to achieve such joint ownership and allow each party to exercise its rights hereunder. Each of OMT and Licensee shall, at the request of the other, execute all documents and do all other acts and things as may be reasonably required in order to vest fully and effectively in both OMT and Licensee, jointly, all rights in and to such Joint Rights. (b) Licensee shall have the right to file, prosecute, and maintain all patent rights within China with respect to the Joint Rights (“China Patent Rights ”), provided that Licensee may do the foregoing in a China Outlicensee’s name, provided such China Outlicensee is at all times in compliance with the obligations of its China Outlicensing Agreement. Licensee shall use (or, if applicable pursuant to the previous sentence, cause it’s China Outlicensee to use) commercially reasonable efforts to so file, prosecute, and maintain such China Patent Rights. Licensee shall, at least fourteen (14) days prior to submission or within fourteen (14) days of receipt (as applicable), forward to OMT copies of any significant office actions, communications, and correspondence relating to the China Patent Rights (including any correspondence of applicable China Outlicensees). OMT shall have the right to comment on and to discuss such prosecution and maintenance activities with Licensee, and Licensee shall consider (and cause the applicable China Outlicensees to consider) OMT’s comments in good faith. (c) OMT shall have the right to file, prosecute, and maintain all patent rights outside of China (including in the China Plus Territory) with respect to the Joint Rights (“Ex-China Patent Rights ”), and OMT shall use commercially reasonable efforts to so file, prosecute, and maintain such Ex-China Patent Rights. OMT shall, at least fourteen (14) days prior to submission or within fourteen (14) days of receipt (as applicable), forward to Licensee copies of any significant office actions, communications, and correspondence relating to the Ex- China Patent Rights. Licensee shall have the right to comment on and to discuss such 5 US-DOCS\ 102768708.1 102810577.2 prosecution and maintenance activities with OMT, and OMT shall consider Licensee’s comments in good faith. 4.3 Outlicensing . (a) Licensee may, in China, generate Antibodies using antigens it selects or provide Antibody generation services to a China Outlicensee using antigens selected by such China Outlicensee. Licensee (i) is responsible and liable for all actions and omissions of China Outlicensees in connection with such Antibodies and (ii) must bind each China Outlicensee to a written agreement that contains terms no less protective of OMT (including its intellectual property rights in the Animals, Antibodies, and Products) than those set forth herein (a “China Outlicensing Agreement ”). Licensee may provide any such resulting Antibodies to the applicable China Outlicensee that is bound by a China Outlicensing Agreement. Additionally, Licensee may provide Existing Antibodies to a China Outlicensee that is bound by a written addendum to such China Outlicensing Agreement for use, development, and marketing in the China Plus Territory (a “China Plus Addendum ,” which shall be deemed a part of the applicable China Outlicensing Agreement). Except as otherwise expressly set forth herein, Licensee may not outlicense or otherwise provide rights in any Antibodies to any third party except for China Outlicensees. Each China Outlicensing Agreement will prohibit the licensing, distribution or other transfer of Antibodies or Products outside of China (and, as applicable with respect to Existing Antibodies, the China Plus Territory) by or on behalf of the applicable China Outlicensee, and shall not grant any exclusive license of any Antibody (except solely for use within China (and, as applicable with respect to Existing Antibodies, the China Plus Territory), where “use” includes development of and distribution of Products) without the prior written consent of OMT. (b) OMT may license, distribute or otherwise transfer any Antibodies generated by or on behalf of Licensee (including any generated for China Outlicensees) outside of China (excluding China Plus Territory with respect to the Existing Antibodies), each such sublicensee of the Antibodies, an “Ex-China Outlicensee, ” provided the applicable outlicensing agreement is approved in writing by Licensee (an “Ex-China Outlicensing Agreement ”), such approval not to be unreasonably withheld. For clarification purposes, unless otherwise agreed by the parties, OMT agrees that Ex-China Outlicensing Agreements that it enters into will prohibit the Ex-China Outlicensee from selling, manufacturing or exporting into China (and, as applicable with respect to Existing Antibodies, the China Plus Territory) any Product. As an exception to the immediately preceding paragraph, Licensee may license the Existing Antibody to third parties located in and taking delivery (and for use) of such Existing Antibody in the US, the EU, and Japan, and may license New Antibodies in the China Plus Territory (each, an “Extra-Territory Outlicensee ”), provided the applicable outlicensing agreement is approved in advance in writing by OMT (an “Extra-Territory Outlicensing Agreement ”), such approval not to be unreasonably withheld, and provided further (i) Licensee is responsible and liable for all actions and omissions of Extra-Territory Outlicensees in connection with such Antibodies and (ii) the Extra-Territory Outlicensing Agreement is in writing and must contain terms no less protective of OMT (including its intellectual property rights in the Animals, Antibodies, and Products) than those set forth herein. 6 US-DOCS\ 102768708.1 102810577.2

(c) Except as otherwise described in Sections 4.3(a) and (b), if a China Outlicensee provides a written request to Licensee to license an Antibody for a territory outside of China, and OMT has not yet licensed such Antibody outside of China, the parties will discuss such request in good faith, including the applicable financial licensing terms that Licensee would have to pay to expand the China Outlicensee’s license to such market(s). OMT reserves the right to approve or deny such request in its sole discretion, provided that the parties agree that for a global license (excluding China) to a specific Antibody the fees associated with such Antibody will not exceed (i) an aggregated $10,000,000 in milestone payments, and (ii) a five percent (5%) royalty on Net Sales [***] . For clarification purpose, in this case in the preceding sentence, such China Outlicensee will sign the outlicensing agreement with OMT directly solely for all Ex-China licenses but Licensee will maintain the license with the Outlicensee for the license rights to China, and, if applicable, US, EU, Japan and China Plus Territory with respect to the Existing Antibodies. (d) Furthermore, Licensee has the right to market and attempt to outlicense an Antibody outside of China in parallel. If a potential client is located by Licensee, Licensee will introduce in writing such opportunities to OMT and provided OMT has not otherwise agreed to license such Antibody, OMT will use reasonable efforts (for a commercially reasonable period of time not to exceed 3 months from the date of such introduction) to negotiate and enter into an outlicensing agreement with such client directly. During this process, OMT will provide the necessary financial terms to Licensee in order to support Licensee’s attempts to license the Antibody outside of China. (e) The two parties shall make commercially reasonable efforts to and in good faith market and out-license the Antibody. 4.4 As between the parties, and without limiting any other available remedy, OMT owns (i) the Animals and (ii) any modification, improvement, enhancement, or progeny of the Animals created in violation of Section 3.14.1(a) above or antibodies created in violation of the same Section, and (iii) any Antibodies or Products distributed outside of China in violation of Section 4.3(a) above ((ii) and (iii) collectively, “Animal Improvements ”), and all intellectual property rights in any of the foregoing; Licensee hereby makes (and will cause its Approved Affiliates and its and their Approved Subcontractors, and any China and/or Extra-Territory Outlicensee, as applicable, to make) all assignments necessary to accomplish the foregoing ownership with respect to any Animal Improvements and progeny. Licensee acknowledges and agrees that the Animals, together with any related biological material or substance that is replicated, synthesized or in any way derived from the Animals (including progeny), except for Antibodies, include and constitute valuable trade secrets of OMT, and OMT has used diligent efforts to maintain such items as its trade secrets and Confidential Information. [***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. 7 US-DOCS\ 102768708.1 102810577.2

4.5 Enforcement . (a) Each of OMT and Licensee shall notify the other promptly in writing when each learns of or reasonably suspects infringement of any Joint Right by a third party (an “Infringement ”). With respect to any Infringement occurring or suspected to have occurred (i) in China, Licensee, or its China Outlicensee, shall have the first right to enforce any Joint Right and (ii) outside of China, OMT shall have the first right to enforce any Joint Right, and in each case, each party shall at all times keep the other informed as to the status thereof. Each party may, at its own expense, institute suit against any such infringer or alleged infringer within its respective Territory and control, defend and settle such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5(c). (b) If a party does not bring suit to enforce the applicable Joint Rights with respect to an Infringement within one-hundred and eighty (180) days of becoming aware that an Infringement exists, then the other party may, in its sole judgment and at its own expense, take steps to enforce any such rights, including instituting suit against any such infringer or alleged infringer, and control, defend and settle such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5(c) (provided the foregoing shall not limit either party’s right to pursue equitable relief at any time in any court of competent jurisdiction in order to protect its rights in the Joint Rights). (c) With respect to any claim instituted by a party pursuant to Section 4.5(a) or in 4.5(b), the other party (the “Non-Enforcing Party ”) shall reasonably cooperate in any such litigation at the other party’s (the “Enforcing Party ”) expense; where necessary, the Enforcing Party shall join in, or be named as a necessary party to, such litigation. Neither party shall enter into any settlement of any claim described in Section 4.5(a) or in 4.5(b) that admits to the invalidity or unenforceability of the Joint Rights, incurs any financial liability on the part of the other party, requires an admission of liability, wrongdoing or fault on the part of the other party, each without the other party’s prior written consent, such consent not to be unreasonably withheld. The Enforcing Party shall keep the Non-Enforcing Party reasonably informed of the progress of any such enforcement action, and the Non-Enforcing Party shall have the individual right to participate with counsel of its own choice at its own expense. The selection of such counsel will be subject to the Enforcing Party’s approval (which shall not be unreasonably withheld). The costs and expenses of the Enforcing Party shall be borne by the Enforcing Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Enforcing Party shall first be equally applied to the out-of-pocket costs of both parties in connection with such action; and then (ii) the remainder of the recovery, if any, shall be shared as follows: the Enforcing Party shall retain sixty-six percent (66%) of such recovery, and shall pay the remaining thirty-four percent (34%) to the Non-Enforcing Party .[***] . [***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. 8 US-DOCS\ 102768708.1 102810577.2

4.6 Defense of Third Party Claims . If either (a) any Antibody or any Product becomes the subject of a third party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Antibody or Product, or (b) a declaratory judgment action is brought naming either OMT or Licensee as a defendant and alleging invalidity or unenforceability of any of the Joint Rights, the party first having notice of the claim or assertion shall promptly notify the other party, and they shall both promptly confer to consider the claim or assertion and the appropriate course of action. Unless OMT and Licensee otherwise agree in writing, each shall have the right to defend itself against a suit that names it as a defendant. Neither OMT nor Licensee shall enter into any settlement of any claim described in this Section 4.6 that admits to the invalidity or unenforceability of the Joint Rights, incurs any financial liability on the part of the other, or requires an admission of liability, wrongdoing or fault on the part of the other, without the other’s prior written consent, in each case, such consent not to be unreasonably withheld. In any event, OMT and Licensee shall reasonably assist the other and cooperate in any such litigation at the other’s request and expense. 4.7 Reservation of Rights . Except for the rights specifically and unambiguously granted in this Agreement, no right or license is granted or implied. Nothing herein shall be construed to limit or restrict, in any manner, OMT’s ability to use and exploit, or allow any Person to use or exploit, the Animals and/or any materials derived or developed therefrom (including antibodies or pharmaceutical products) outside the scope of this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary herein, each party understands and agrees that the other party may perform (or may have performed) immunization services for third parties (and/or may allow third parties to perform immunization services) with respect to targets provided or designated by third parties, which may produce (or may have produced) similar or identical antibodies to the Antibodies; the foregoing shall not be deemed a breach of this Agreement. 5. Financial Terms . 5.1 Outlicensing Fees . (a) For each antigen that Licensee uses to generate and license Antibodies to an China Outlicensee, or generate Antibodies on behalf of an China Outlicensee, and for each Existing Antibody that Licensee properly licenses to a China Outlicensee, Licensee shall pay to OMT one million dollars ($1,000,000) [***] , within thirty (30) days after the Antibody is delivered to and accepted by the applicable China Outlicenseee. (b) For each Antibody to be licensed to Ex-China Outlicensee, OMT will pay to Licensee fort y percent (40%) of any upfront, milestone, royalties or other license [***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. 9 US-DOCS\ 102768708.1 102810577.2 fees received by OMT [***] (collectively, “OMT License Revenue ”), within thirty (30) days after each quarter, under an Ex-China Outlicensing Agreement with such Ex-China Outlicensee. (c) For each Extra-Territory Outlicense as provided in Section 4.3(b), Licensee will pay to OMT sixty percent (60%) of any upfront, milestone, royalties or other license fees received by License with respect to the Antibodies and product covered by such Extra-Territory Outlicense [***] (collectively, “Extra-Territory License Revenue ”) within thirty (30) days after each quarter, under an Extra- Territory Outlicensing Agreement. 5.2 Royalty on Net Sales . (a) Licensee shall pay to OMT a royalty of three percent (3%) [***] of all Net Sales made within China and, only with respect to Products derived from the Existing Antibodies, the China Plus Territory during the applicable Royalty Term for each Product within thirty (30) days after Licensee receives royalty payments from its China Outlicensees. Within sixty (60) days after the end of each calendar quarter (or, with respect to a specific China Outlicensee, the date Licensee actually receives the quarterly report from such China Outlicensee), Licensee shall deliver to OMT, together with the applicable royalty payment due, a detailed written report (in a form reasonably acceptable to OMT) on a country-by-country basis, of Net Sales for such Product for such calendar quarter (if any), including identification of each Selling Party and an itemization of all applicable Permitted Deductions taken. To clarify, Licensee shall make royalty payment to OMT with respect to a Product licensed to a China Outlicensee only after Licensee actually receive royalty payments from such China Outlicensee. For clarity, with respect to disposition of a Product in the China Plus Territory, the royalty obligation in this Section 5.2(a) shall only apply to Products derived from Existing Antibodies; and with regard to the license of other Products in such China Plus Territory, only the financial terms described in Section 5.1(c) above shall apply. 5.3 Method of Payment . All payments due to a party under this Agreement shall be paid in United States Dollars by wire transfer to a bank in the U.S. designated in writing by such party. All references to “dollars” or “$” herein shall refer to United States Dollars. All amounts paid hereunder are non-refundable and non-creditable. Any amount owed by a party to the other party under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) one percent (1.0%) per month, or (b) the highest rate permitted under applicable law. 5.4 Records . (a) Maintenance . Each party shall keep complete and accurate books and records pertaining to its respective Outlicensing Agreements and amounts collected in connection therewith for a period of at least three (3) years after the relevant payment is owed pursuant to this Agreement. The record-keeping obligations and inspection rights in this Section 5.4 shall supplement, and not replace or supersede, any similar rights or obligations hereunder. (b) Records Examination . Each party (the “Audited Party ”) shall permit its books and records relating to this Agreement to be examined by an independent third 10 US-DOCS\ 102768708.1 102810577.2 party auditor who is appointed by the other party (the “Auditing Party ”) and reasonably acceptable to the Audited Party, provided such auditor shall be subject to written obligations of confidentiality no less protective than the confidentiality and non-use provisions set forth herein. Such inspection may only be conducted upon reasonable notice (no less than ten (10) days in advance thereof), during normal business hours. Such examination is to be made at the expense of the Auditing Party, except in the event that the results of the examination reveal an underpayment by the Audited Party of five percent (5%) or more over the period being examined, in which case the reasonable, out-of-pocket costs and expenses of such examination shall be paid (or reimbursed to the Auditing Party, if such amounts have already been paid by the Auditing Party) by the Audited Party. If the examination establishes that the Audited Party underpaid any amounts due hereunder, the Audited Party shall pay the Audited Party such deficiency within ten (10) days after the Audited Party’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 5.3, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be the Audited Party’s Confidential Information. 5.5 Taxes . Any amounts payable by one party to the other party hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, withholding, and other taxes, levies, duties or fees (collectively, “Taxes ”). Each party shall be entitled to deduct the amount of any withholding taxes payable or required to be withheld by it, its affiliates, licensees, or sublicensees (as applicable) to the extent such party, its affiliates, licensees, or sublicensees (as applicable) actually pay such withheld amounts to the appropriate governmental authority on behalf of the other party. Each party shall use commercially reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the other party. Each party shall promptly deliver to the other party proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto, and shall reasonably cooperate with the other party in seeking any related tax credits that may be available to the other party with respect thereto. 5.6 Currency Exchange . All amounts accruing in a currency other than United States dollars will be expressed in such currency and converted to United States dollars using an exchange rate equal to the conversion rate existing in the United States (as reported in the Wall Street Journal ) on the last working day of the applicable calendar quarter for which payment is being made. The conversion calculations will be provided in any statement reporting converted amounts to the other party. 6. Confidentiality . 6.1 Definition . “Confidential Information ” means proprietary information, materials, and data of a financial, commercial or technical nature that the disclosing party (the “Disclosing Party ”) has supplied or otherwise made available to the other party hereunder (the “Receiving Party ”). Notwithstanding anything to the contrary, (a) any progeny and the Animal Improvements are the Confidential Information of OMT, deemed disclosed by OMT, and (b) the Antibodies and Products (and information regarding the composition and/or sequences thereof) are the Confidential Information of both parties, deemed disclosed by both parties; and in each case, to which the exceptions in Section 5.3(b) and (d) do not apply. 11 US-DOCS\ 102768708.1 102810577.2

6.2 Obligations . The Receiving Party shall protect all Confidential Information against unauthorized disclosure to third parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information except as necessary to exercise its rights and fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information only to its respective directors, officers, employees, subcontractors, licensees (including potential licensees), consultants, attorneys, accountants, and banks (collectively, “Recipients ”), who have a need-to-know such information in order for Receiving Party to exercise its rights or fulfill its obligations under this Agreement provided that the Receiving Party shall hold all Recipients to written obligations of confidentiality with terms and conditions at least as protective of the Confidential Information as those set forth in this Agreement. Receiving Party shall be liable for any breach of such written obligations or this Section 5 by its Recipients. For clarity, each party may provide a copy of this Agreement with the financial terms redacted to licensees (including potential licensee) if such licensee requires in conducting due diligence for evaluating the related license purpose. For avoidance of doubt, Licensee shall not disclose or make available Animals or any information or materials regarding their composition or engineering to any third party or Recipient (except to (a) its Approved Affiliates, to the sole extent necessary for such Approved Affiliate to exercise its rights pursuant to a sublicense granted to such Affiliate pursuant to Section 4.1, and (b) an Approved Subcontractor, and only then to the sole extent necessary for such Approved Subcontractor to fulfill its obligations pursuant to the applicable Approved Subcontractor Agreement). For clarity, the terms of this Section 6 shall serve to supplement, and not replace, amend, or abate any other restrictions on use and exploitation of the Animals as set forth herein. The terms and existence of this Agreement are Confidential Information of both parties, but each party may disclose the terms and existence of this Agreement to its potential investors and acquirers on a confidential basis in connection with a potential investment or acquisition (as applicable). 6.3 Exceptions . The obligations under this Section 6 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information: (a) is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information; (b) was rightfully known by, or was otherwise in the rightful possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party; (c) is disclosed to the Receiving Party on a non-confidential basis by a third party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party; or (d) is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of, reliance upon or access to the Confidential Information. 12 US-DOCS\ 102768708.1 102810577.2

6.4 Disclosure Pursuant to Law or Order . Receiving Party may disclose Confidential Information that it is required to disclose under applicable laws or a court order, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose. 7. Representations and Warranties; Disclaimer . 7.1 Representations and Warranties of Each Party . Each party represents and warrants to the other party that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by applicable law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; (c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; (d) all consents, approvals and authorizations from all governmental authorities or other third parties required to be obtained by such party in connection with this Agreement have been obtained; (e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any applicable law; and (f) it shall comply with all applicable laws in connection with this Agreement. 7.2 Representations and Warranties of OMT . OMT represents and warrants to Licensee that to OMT’s knowledge as of the Effective Date, there are no existing third party rights that would prevent Licensee from making use of the Animals as contemplated herein. 7.3 Disclaimer . EXCEPT AS EXPRESSLY STATED IN THIS SECTION 7, (A) NEITHER OMT NOR ITS LICENSORS MAKES ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND THE ANIMALS AND ANYTHING ELSE PROVIDED BY OR ON BEHALF OF OMT PURSUANT TO THIS AGREEMENT ARE 13 US-DOCS\ 102768708.1 102810577.2

PROVIDED “AS IS,” (B) OMT, FOR ITSELF AND ITS LICENSORS, DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE SUBJECT MATTER HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND NON- INFRINGEMENT. 8. Indemnification . 8.1 Indemnification of Licensee . Subject to Section 8.3 below, OMT agrees to indemnify, hold harmless and defend Licensee, its affiliates, directors, officers, licensors, employees and agents (each a “Licensee Indemnitee ”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses ”) payable to unaffiliated third parties, incurred by Licensee Indemnitees in connection with any and all suits, investigations, claims or demands of a third party (collectively, “Third Party Claims ”) to the extent arising from (a) any alleged infringement or misappropriation of such third party’s intellectual property rights arising from or occurring as a result of the use by Licensee or any Outlicensee of Animals to generate Antibodies or (b) the production, use, marketing, or sale of Antibodies or Products by an Ex-China Outlicensee (or its licensees). Notwithstanding anything to the contrary herein, in no event shall OMT be obligated to indemnify Licensee Indemnitees for any Third Party Claims to the extent such Third Party Claims (i) would be subject to indemnification by Licensee pursuant to Section 8.2, or (ii) arise in connection with any modifications of the Animals, or any combination of the Animals with any other material or organism, in each case not made by OMT, or (iii) arising in connection with any use of the Animals that is not strictly in accordance with this Agreement. 8.2 Indemnification of OMT . Subject to Section 8.3 below, Licensee agrees to indemnify, hold harmless and defend OMT, its affiliates, directors, officers, licensors, employees and agents (each an “OMT Indemnitee ”) from and against all Losses incurred by OMT Indemnitees in connection with any and all Third Party Claims to the extent arising from (a) the production, use, marketing, or sale of Antibodies or Products by Licensee or any China Outlicensee or Extra-Territory Licensee (or either of their licensees), and (b) the use of any Animals that is not strictly in accordance with this Agreement. 8.3 Indemnification Procedure . All indemnification claims provided for in Sections 7.1 and 7.2 shall be made solely by such party to this Agreement seeking indemnification hereunder (the “Indemnified Party ”). The Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party ”) of any Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim, and permit the Indemnifying Party to solely control the defense and settlement of the Third Party Claim. 9. Term and Termination . 9.1 Term . The term of this Agreement shall commence on the Effective Date and shall continue indefinitely, unless earlier terminated as provided herein (the “Term ”). 14 US-DOCS\ 102768708.1 102810577.2

9.2 Termination for Breach . Either party may terminate this Agreement upon a material breach of this Agreement by the other party by providing fifteen (15) days prior written notice to the other party. The termination shall become effective at the end of the notice period unless the breaching party cures such breach during such notice period. Notwithstanding the foregoing, if the breach, by its nature, is incurable, the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party. 9.3 Termination for Convenience . Licensee may terminate this Agreement at any time for convenience by providing OMT thirty (30) days prior written notice. 9.4 Termination for IP Challenge . To the fullest extent allowed by applicable law, OMT shall have the right, upon written notice to Licensee, to terminate in full (a) this Agreement, in the event that Licensee directly challenges in any legal or administrative proceeding the patentability, enforceability, or validity of any of OMT’s intellectual property rights covering the Animals, or (b) any China Outlicensee’s China Outlicensing Agreement, in the event that such China Outlicensee directly challenges in any legal or administrative proceeding the patentability, enforceability, or validity of any of OMT’s intellectual property rights covering the Animals; provided that OMT shall have no right to terminate any China Outlicensing Agreement under this Section 9.4 for any challenge by a China Outlicensee if such challenge is dismissed within sixty (60) days of OMT’s notice to Licensee under this Section 9.4 and not thereafter continued. 9.5 Effect of Expiration or Termination . (a) Upon termination or expiration of this Agreement or any reason, any right to use or exploit the Animals in any manner whatsoever (including its ability to place Orders in accordance with Section 3.1) shall immediately terminate, provided that all other terms shall survive. (b) Upon termination or expiration of this Agreement, each Receiving Party shall return to the other party or properly destroy (and certify destruction of) all Confidential Information of the other party, including any extracts, notes, modifications, or derivatives thereof; the foregoing shall include, without limitation, Licensee’s return to OMT, or destruction of, any and all Animals and embodiments of either of them, including derivatives thereof, and any modifications and/or analogs thereof (excluding Antibodies and Products). 15 US-DOCS\ 102768708.1 102810577.2

10. Limitation of Liability . To the fullest extent allowed by applicable law, except for breaches of Section 6 and for each party’s indemnification obligations under Section 8, in no event shall either party or its directors, officers, employees, consultants and agents (collectively, its “Agents ”), be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits to the other party or its licensees or Agents, regardless of legal theory. The above limitations on liability apply even though a party may have been advised of the possibility of such damage. Licensee shall not, and shall require that its licensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of OMT or its Agents and with regard to any person or entity that are inconsistent with any disclaimer or limitation in Section 7.3 or this Section 10. 11. General Provisions . 11.1 Relationship of the Parties . The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party shall be bound by the other to any contract, arrangement or understanding except as specifically stated herein. 11.2 Assignment . This Agreement is not assignable or transferable by either party (by operation of law or otherwise), without the prior written consent of the other party, provided that either party may assign this Agreement to a successor to all or substantially all of such party’s assets or business to which this Agreement relates. 11.3 Notices . Any notice, report, approval or consent required or permitted hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified mail, postage prepaid to the address of that party as set forth on the first page of this Agreement; or such other address as is provided by that party to the other upon ten (10) days written notice. 11.4 Force Majeure . Except for payment obligations, a party shall not be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion or acts of God. The non-performing party shall provide reasonable notice of any force majeure event to the other party. 11.5 Waiver . No failure to exercise, and no delay in exercising, on the part of either party, any privilege, power, or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties. 11.6 Severability . If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or 16 US-DOCS\ 102768708.1 102810577.2 eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. 11.7 Governing Law; Arbitration . This Agreement shall be governed by and construed pursuant to the laws of the State of California without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. All disputes hereunder shall be submitted to binding arbitration using the English language (with all documents produced or submitted in connection therewith required to be in English) in accordance with the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS ”) then in effect (the “Rules ”), by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract and intellectual property disputes, who will be selected from the appropriate list of JAMS arbitrators in accordance with the Rules. The arbitration will be held in New York, New York. For all purposes of this Agreement, the Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in San Francisco County, California, provided that notwithstanding anything in this Section 11.7, either party may pursue injunctive or other equitable relief at any time in any court of competent jurisdiction. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. 11.8 Publicity . Neither party shall, without the prior written consent of the other party, issue any press release or make any other public announcement concerning the existence of this Agreement or its terms and conditions, or otherwise use the other party’s name(s), mark(s), and/or logo(s), such consent not to be unreasonably withheld. 11.9 Equitable Relief . The parties acknowledge that money damages alone would not adequately compensate a party in the event of a breach by the other party of this Agreement (including, without limitation, any unauthorized use of the Animals) and that, in addition to all other remedies available to a party at law or in equity, it shall be entitled to seek equitable relief (including injunction and specific performance) for the enforcement of its rights hereunder, without the requirement of posting a bond. 11.10 Entire Agreement . This Agreement is the complete and exclusive statement of the agreement and understanding of the parties and supersedes and cancels all previous written and oral agreements, understandings and communications relating to the subject matter of this Agreement, including, as provided in Section 2 hereof, the Development and Commercialization Agreement by and between the parties dated August 20, 2012, and the Strategic Commercial Partner Agreement by and between the parties dated February 22, 2013. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties. 11.11 Approval . Unless otherwise expressly provided herein, anything subject to OMT’s approval herein is subject to such approval in OMT’s sole discretion. 11.12 Headings . The headings to the sections in this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its 17 US-DOCS\ 102768708.1 102810577.2 meaning or interpretation. Any use of the term “including” shall mean “including without limitation.” 18 US-DOCS\ 102768708.1 102810577.2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed so as to be effective on the date set forth above. Open Monoclonal Technology, Inc. WuXi AppTec Biopharmaceuticals Co., Ltd. By: /s/ Roland Buelow By: /s/ Chris Chen Name: Roland Buelow Name: Chris Chen Title: CEO Title: SVP & CTO US-DOCS\ 102768708.1 102810577.2

Exhibit A Housing and Maintenance Provisions Federal guidelines for use of vertebrate animals in research contain specific provisions for basic husbandry. Proper diet and a stress-free, sanitary environment are some of the greatest tools in preventing the development or transmission of disease. Animals must be housed in accordance with the guidelines set forth in the Guide for the Care and Use of Laboratory Animals, currently available at http://grants.nih.gov/grants/olaw/Guide-for-the-Care-and-Use-of-Laboratory- Animals.pdf (the “Guidelines ”), which are adapted from the requirements of the Animal Welfare Act and may be updated from time to time. US-DOCS\ 102768708.1 102810577.2

Exhibit B Approved Affiliates Approved Facilities; Approved Subcontractors Approved Affiliates : WuXi AppTec (Shanghai) Co., Ltd. (In Chinese ：上海药明康德新药开发有限公司 ) WuXi Biologics (Shanghai) Co. Ltd. (In Chinese: 上海药明生物技术有限公司） Approved facilities of Licensee : 108 Meiliang Rd, Wuxi city, PRC 288 FuTe Middle Rd, Shanghai PRC Approved facilities of, and scope of work for, Approved Subcontractors : 108 Meiliang Rd, Wuxi city, PRC 288 FuTe Middle Rd, Shanghai PRC US-DOCS\102810577.2

Summary report: Litéra® Change-Pro TDC 10.1.0.400 Document comparison done on 8/7/2018 11:48:08 AM Style name: L&W with Moves Intelligent Table Comparison: Active Original DMS: iw://US-DOCS/US-DOCS/102810577/1 Modified DMS: iw://US-DOCS/US-DOCS/102810577/2 Changes: Add 19 Delete 9 Move From 0 Move To 0 Table Insert 0 Table Delete 0 Table moves to 0 Table moves from 0 Embedded Graphics (Visio, ChemDraw, Images etc.) 0 Embedded Excel 0 Format changes 0 Total Changes: 28